Exhibit 99.1

POWERSECURE REPORTS SECOND QUARTER 2014 RESULTS

Wake Forest, N.C. – August 6, 2014 – PowerSecure International, Inc. (NYSE: POWR) today reported its second quarter 2014 results. Highlights include:

•	Second quarter 2014 revenues of $57.1 million

•	Gross margin of 25.1 percent

•	GAAP EPS of ($0.12)

•	Record backlog grows to $349 million

“The significant new business we have won recently has driven our backlog to an all-time high of $349 million and provides us with an outstanding foundation for 2015,” said Sidney Hinton, chief executive officer of PowerSecure.

“We have made excellent progress over the last three months, as we renegotiated a major utility customer contract, added substantially to our distributed generation backlog, including our first distributed generation sale to an ESCO customer, and completed our LED manufacturing transition to support the higher lighting margins we began to see this quarter,” Hinton added.

Second Quarter 2014:

PowerSecure’s second quarter 2014 (2Q 2014) revenues were $57.1 million, a decrease of $13.1 million, or 18.7 percent, from the second quarter of 2013 (2Q 2013), driven by a 5.4 percent year-over-year (y-o-y) decrease in revenues from distributed generation products, a 21.1 percent y-o-y decrease in revenues from utility infrastructure products and services and a 30.8 percent y-o-y decrease in revenues from energy efficiency products and services. The following table sets forth the revenues by product and service category (segment) for 2Q14 and 2Q13, and the y-o-y variance.

	Quarter Ended		Period-over-Period
	June 30,		Difference
	2014	2013	$	%
Segment Revenues:
Distributed Generation	$22,313	$23,581	(1,268)	(5.4)
Utility Infrastructure	23,770	30,111	(6,341)	(21.1)
Energy Efficiency	11,407	16,495	(5,088)	(30.8)
Intersegment Eliminations	(421)	—	(421)	n/m

Total	$57,069	$70,187	$(13,118)	(18.7)

Gross margin as a percentage of revenue was 25.1 percent in 2Q 2014 compared to 28.3 percent in 2Q 2013. As expected, the y-o-y gross margin decrease was driven primarily by inefficiencies in the utility infrastructure segment due to lower revenues, and unfavorable pricing and service assignments with a major utility customer in that segment. This caused higher levels of personnel and equipment cost in the company’s cost of goods sold as a percentage of revenues. In June 2014, the service arrangement with the utility customer was modified to improve the terms of our ongoing service. In addition, increases in gross margins in the energy efficiency segment, driven by efficiency gains in LED lighting sourcing and manufacturing, offset a decline in the gross profit margin of the distributed generation segment which was driven by lower revenues and year-over-year differences in the projects completed during each period.

Operating expenses for 2Q 2014 were $18.3 million, compared to $16.4 million in 2Q 2013. The $1.9 million y-o-y increase in operating expenses was primarily due to an increase in selling expenses due to additional sales executives and commission expense, increases in general and administrative expense due to increases in personnel, stock compensation expense, insurance and professional fees to support our growing business platforms, and depreciation and amortization from our investments in utility infrastructure equipment and company-owned distributed generation systems, and acquisition-related intangibles.

Diluted GAAP earnings per share (EPS) was a loss of $0.12 in 2Q 2014, compared to income of $0.11 in 2Q 2013. Non-GAAP EPS in 2Q 2013 was income of $0.12.

Results from 2Q 2013 include $0.5 million of acquisition costs primarily related to the acquisition of Solais, and are adjusted in the 2Q 2013 non-GAAP EPS calculation (see non-GAAP discussion and reconciliation, below).

The company completed the second quarter of 2014 with $41.3 million in cash, no cash drawn on its revolving credit facility, and term debt and capital leases of $24.9 million. Subsequent to the quarter, a $12 million letter of credit was issued under the company’s revolving credit facility to support the bonding for two major new solar energy projects, which are expected to generate $120 million of revenue. The company expects to recognize approximately half of the revenue from the two major solar projects in 2015, and the remainder in 2016.

The company’s capital expenditures during 2Q 2014 were $3.3 million, with $2.3 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $1.0 million primarily invested in the purchase of equipment for its utility infrastructure business.

PowerSecure Segment Results:

Distributed Generation

Distributed generation revenues in 2Q 2014 of $22.3 million reflect a 5.4 percent decrease versus 2Q 2013. DG gross margin in 2Q 2014 was 32.4 percent compared to 36.7 percent in the same period last year.

The revenue decrease was driven by a longer sales cycle surrounding newer large scale opportunities and a reduction in the number of smaller and medium sized projects generating revenue in 2Q 2014, partially offset by new sales from hospitals, data center, industrial and retail customers. The decrease in gross margin was due to the reduction in revenue, combined with year-over-year differences in the gross profit margins of individual projects.

Utility Infrastructure

Utility Infrastructure revenues in 2Q 2014 of $23.8 million reflect a 21.1 percent decrease versus 2Q 2013. Utility infrastructure gross margin in 2Q 2014 decreased to 14.8 percent from 23.9 percent in 2Q 2013. This represents a sequential increase of 4.9 percentage points in our UI gross margin from 1Q 2014, and compares to an average quarterly gross margin of 19.5 percent for UI revenues in full year 2013.

This year-over-year gross profit margin decrease in UI was driven primarily by the continuing effect of inefficiencies in our utility services group, due to lower revenues and the previously reported unfavorable pricing and service assignments with one of our major utility customers. These unfavorable terms caused us to incur higher levels of personnel and equipment costs in our cost of goods sold as a percentage of our revenues, driving the gross profit margin on our utility services revenue to 10.3 percent for 2Q 2014, and our overall UI segment gross profit margin to 14.8 percent. This compares to a UI segment gross profit margin of 23.9 percent in 2Q 2013. In June 2014, the company announced that it successfully modified the service arrangement with the major utility customer that was driving decreases in its gross margins to improve the terms of its ongoing service. The modifications include adjustments to pricing, work assignments, and expected improvements in the ongoing scope of work. Based on these improvements, and the new mix of work expected to be allocated, the company believes these changes will restore the profitability of the work it provides to this utility and provide a solid platform to continue serving, and potentially expanding, its work for this customer. Consistent with these contract modifications and its prior financial outlook, the company expects UI gross margin to increase in the second half of 2014 compared to the first half of 2014.

Energy Efficiency

Energy Efficiency revenues in 2Q 2014 of $11.4 million reflect a 30.8 percent decrease versus 2Q 2013. EE gross margin in 2Q 2014 increased to 31.4 percent from 24.4 percent last year.

The decrease in EE revenues was driven by a 54.2 percent y-o-y decrease in sales to ESCO customers due to difficult y-o-y comparisons. In 2Q 2013, the company recognized a significant $12 million in ESCO revenue from existing customer contracts in the first quarter after the acquisition of its ESCO business. The primary drivers for the increase in EE gross margin were increases in the gross margin of our ESCO business and our LED solutions. The gross margin for our LED solutions was 36.5 percent in 2Q 2014, compared to 31.0 percent in 2Q 2013. The increase in our LED lighting gross margin was driven primarily by the successful completion of our LED lighting restructuring, including decreases in cost of goods sold as a result of transitioning to a more efficient sourcing and manufacturing process.

Backlog

The company’s revenue backlog stands at a record $349 million, as of the date of this release. This includes new business from awards announced on July 23, 2014 and July 30, 2014. The company’s revenue backlog represents revenue expected to be recognized after June 30, 2014, for periods including the third quarter of 2014 onward.

This backlog figure compares to the revenue backlog of $225 million announced in the company’s first quarter 2014 earnings release issued on May 7, 2014, which represented revenue expected to be recognized after March 31, 2014, and $245 million in revenue backlog announced in the company’s 2Q 2013 earnings release issued on August 7, 2013.

The company’s $349 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after June 30, 2014

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period
Project-based Revenue — Near term	$131 million	3Q14 through 1Q15
Project-based Revenue — Long term	$148 million	2Q15 through 2016
Recurring Revenue	$70 million	3Q14 through 2020

Revenue Backlog expected to be recognized after June 30, 2014	$349 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Conference Call Information

The company will host a conference call commencing today at 8:30 a.m. eastern time. The conference call will be webcast live and can be accessed from the Investor Relations section of the company’s website at www.powersecure.com. The call can also be accessed by dialing 888-680-0892 (or 617-213-4858 if dialing internationally) and providing passcode 76455815. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on August 20, 2014. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 11903095. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. The company is a pioneer in developing Interactive Distributed Generation® power systems which provide the most reliable backup power in the industry and sophisticated smart grid capabilities which enable the company to forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times. This approach provides utilities with dedicated electric power generation capacity to utilize for demand response purposes and can provide customers with significant economic returns on their backup power investment. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency segment develops energy efficient lighting technologies that improve the quality of light, including its proprietary Solais®, EfficientLights® and EnergyLite® LED products for retail, supermarket, commercial, museum and outdoor applications, and it provides Energy Efficiency Services to super ESCOs. PowerSecure’s utility infrastructure segment provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the company’s cost reduction plan; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the company’s ability to successfully and timely execute the recently announced large solar distributed generation projects and related contracts and the risks of the conditions to such projects not being satisfied or of the company incurring liquidated damages or other liabilities under those contracts; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the impact of the company’s recent acquisitions of the ESCO business, the Solais business, and the commercial and industrial solar business; the company’s ability to reduce and control its costs and expenses; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes, including but not limited to the recently filed securities class action litigation; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$57,069	$70,187	$109,866	$115,144
Cost of sales (excluding depreciation and amortization)	42,738	50,304	84,494	81,521

Gross profit	14,331	19,883	25,372	33,623

Operating expenses:
General and administrative	13,670	12,511	26,714	22,343
Selling, marketing and service	2,466	2,105	4,475	3,490
Depreciation and amortization	2,137	1,809	4,315	3,265
Restructuring charges	—	—	427	—

Total operating expenses	18,273	16,425	35,931	29,098

Operating income (loss)	(3,942)	3,458	(10,559)	4,525
Other income and (expenses):
Interest income and other income	5	19	9	40
Interest expense	(292)	(130)	(592)	(235)

Income (loss) before income taxes	(4,229)	3,347	(11,142)	4,330
Income tax expense (benefit)	(1,481)	1,305	(4,135)	1,679

Net income (loss)	(2,748)	2,042	(7,007)	2,651
Net loss attributable to non-controlling interest	—	57	—	181

Net income (loss) attributable to PowerSecure International, Inc.	$(2,748)	$2,099	$(7,007)	$2,832

Earnings (loss) per share attributable to PowerSecure International, Inc. common stockholders:
Basic	$(0.12)	$0.11	$(0.32)	$0.15

Diluted	$(0.12)	$0.11	$(0.32)	$0.15

Weighted average common shares outstanding during the period:
Basic	22,346	19,024	22,164	18,635

Diluted	22,346	19,357	22,164	18,941

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	June 30,	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$41,312	$50,915
Trade receivables, net of allowance for doubtful accounts of $792 and $544, respectively	81,913	89,801
Inventories	21,062	16,864
Income taxes receivable	5,267	1,045
Deferred tax asset, net	5,368	5,368
Prepaid expenses and other current assets	3,348	2,235

Total current assets	158,270	166,228

Property, plant and equipment:
Equipment	59,438	56,706
Furniture and fixtures	582	572
Land, building and improvements	6,277	6,134

Total property, plant and equipment, at cost	66,297	63,412
Less accumulated depreciation and amortization	19,809	17,467

Property, plant and equipment, net	46,488	45,945

Other assets:
Goodwill	30,226	30,226
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software costs, net of accumulated amortization of $6,075 and $4,955, respectively	7,906	8,715
Other assets	2,054	1,240

Total other assets	43,323	43,318

Total Assets	$248,081	$255,491

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	June 30,	December 31,
	2014	2013
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,039	$24,299
Accrued and other liabilities	27,301	31,195
Accrued restructuring liabilities	361	965
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	961	935

Total current liabilities	60,393	61,125

Long-term liabilities:
Revolving line of credit	—	—
Long-term debt, net of current portion	19,697	21,563
Capital lease obligation, net of current portion	500	986
Deferred tax liability, net	8,846	8,865
Other long-term liabilities	3,525	3,365

Total long-term liabilities	32,568	34,779

Commitments and contingencies

Stockholders’ Equity:
PowerSecure International stockholders’ equity:
Preferred stock - undesignated, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Preferred stock - Series C, $.01 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 22,349,542 and 21,945,720 shares issued and outstanding, respectively	223	219
Additional paid-in-capital	159,969	157,401
Retained earnings (deficit)	(4,956)	2,051
Accumulated other comprehensive income (loss)	(116)	(84)

Total stockholders’ equity	155,120	159,587

Total Liabilities and Stockholders’ Equity	$248,081	$255,491

POWERSECURE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six Months
	Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(7,007)	$2,651
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,315	3,265
Stock compensation expense	893	289
(Gain) loss on disposal of miscellaneous assets	(92)	14
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	7,888	(11,025)
Inventories	(3,796)	(7,353)
Other current assets and liabilities	(5,336)	1,480
Other noncurrent assets and liabilities	(704)	(520)
Accounts payable	3,740	9,291
Accrued and other liabilities	(3,894)	(1,869)
Accrued restructuring liabilities	(604)	(349)

Net cash used in operating activities	(4,597)	(4,126)

Cash flows from investing activities:

Acquisitions, net of cash acquired	—	(9,542)
Purchases of property, plant and equipment	(4,501)	(3,856)
Additions to intangible rights and software development	(318)	(319)
Proceeds from sale of property, plant and equipment	460	—

Net cash used in investing activities	(4,359)	(13,717)

Cash flows from financing activities:
Borrowings (payments) on revolving line of credit	—	—
Proceeds from long-term borrowings	—	25,000
Principal payments on long-term borrowings	(1,866)	(80)
Principal payments on capital lease obligations	(460)	(437)
Repurchases of common stock	(366)	(9)
Proceeds from stock option exercises	2,045	900

Net cash provided by (used in) financing activities	(647)	25,374

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,603)	7,531

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	50,915	19,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$41,312	$26,653

Non-GAAP Pro forma Financial Measures Discussion:

Our references to our second quarter 2013 “Non-GAAP Pro forma” financial measures of net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted E.P.S. from continuing operations, diluted E.P.S. from discontinued operations and diluted E.P.S. discussed and shown in this report constitute non-GAAP financial measures. They refer to our GAAP results, adjusted to show the results without the 2Q 2013 acquisition expenses primarily related to Solais (and to a lesser extent our ESCO, PowerLine, IES, and PowerSecure Solar transactions).

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance with the same consistent financial context. These non-GAAP pro forma measures also correspond with the way we expect Wall Street analysts to compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, operating income, net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted E.P.S. from continuing operations, diluted E.P.S. from discontinued operations, and diluted E.P.S.

References to our second quarter and year-to-date 2013 Adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that Adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate Adjusted EBITDA as net income attributable to PowerSecure International, Inc., minus: 1) the gain on the sale of our unconsolidated affiliate, 2) discontinued operations and 3) interest income and other income, plus: 4) restructuring charges, (5) acquisition expenses, 6) income tax expense (or minus an income tax benefit), 7) interest expense, 8) depreciation and amortization and 9) stock compensation expense. We disclose Adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies, investors and financial institutions in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors. The table below provides a reconciliation of Adjusted EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended June 30, 2013
	As
	Reported	Acquisition	Pro forma
	2Q13	Expenses	2Q13
Operating expenses
General and administrative	12,511	(452)	12,059
Selling, marketing, and service	2,105		2,105
Depreciation and amortization	1,809		1,809
Restructuring charges	0	0	0

Total operating expenses	16,425	(452)	15,973
Total operating exp % rev	23.4%		22.8%

Operating income (loss)	3,458	452	3,910
Operating income % rev	4.9%		5.6%

Income (loss) before income taxes	3,347	452	3,799
Income tax expense (benefit)	1,305	176	1,481

Net income (loss)	2,042	276	2,318

Net income (loss)	2,042	276	2,318
Net loss attributable to noncontrolling interest	57		57

Net income (loss) attributable to PowerSecure International, Inc.	2,099	276	2,375

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:

Net Income
Basic	0.11	0.01	0.12

Diluted	0.11	0.01	0.12

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Adjusted EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	(2,748)	2,099	(7,007)	2,832

Items to Subtract from Net Income
Interest income and other income	(5)	(19)	(9)	(40)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	0	312	0
Restructuring Charges - Op Expense	0	0	427	0
Acquisition Expenses	0	452	0	531
Income tax expense (benefit)	(1,481)	1,305	(4,135)	1,679
Interest expense	292	130	592	235
Depreciation and Amortization	2,137	1,809	4,315	3,265
Stock compensation expense	615	148	893	289

Adjusted EBITDA	(1,190)	5,924	(4,612)	8,791